Exhibit 5.1


               [Letterhead of McGuire, Woods, Battle & Boothe LLP]


                                January 29, 1998



Heilig-Meyers Company
12560 West Creek Parkway
Richmond, Virginia 23238

                     Re: Registration Statement on Form S-3
                        2,019,182 Shares of Common Stock

Ladies and Gentlemen:

         In connection with the registration of 2,019,182 shares of common stock, par value $2.00 per share (the "Common Stock"), of Heilig-Meyers Company, a Virginia corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), on Form S-3 to be filed with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), and the offering of such Common Stock as described in the Registration Statement, you have requested our opinion with respect to the matters set forth below.

         In connection with this opinion, we have relied, among other things, upon our examination of such records of the Company and certificates of officers of the Company and of public officials as we have deemed appropriate.

         Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof:

         1. The Company is duly organized and validly existing under the laws of the Commonwealth of Virginia; and

         2.       The  shares  of  Common  Stock  registered   pursuant  to  the
                  Registration Statement have been duly authorized and are validly issued, fully paid and nonassessable.

         We also reaffirm our opinion regarding the rights to purchase preferred stock, series A, $10.00 par value, of the Company ("the Rights"), attached in equal number to the shares of Common Stock registered under the Registration Statement, given to the Company's Board of Directors as confirmed in our letter



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Heilig-Meyers Company
January 29, 1998
Page 2


of February 17, 1988, attached to our opinion filed as Exhibit 5 to the Heilig-Meyers Company Registration Statement (No. 33-64616) on Form S-8. In our opinion regarding the Rights, we discussed whether certain provisions of Section 13.1-638 of the Virginia Code might prohibit the restrictions on transfer imposed under the agreement governing the Rights. The Virginia Code has been amended to provide that, notwithstanding such provisions of Section 13.1-638, the terms of rights issued by a corporation may include restrictions on transfer by designated persons or classes of persons.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to reference to us under the heading relating to the validity of the shares of Common Stock in the Registration Statement (including the applicable Prospectus relating to such shares). We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

                                     Very truly yours,


                                    /s/ McGuire, Woods, Battle & Boothe LLP